UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

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CYALUME TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

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CYALUME TECHNOLOGIES HOLDINGS, INC.

910 SE 17th Street, Suite 300

Fort Lauderdale, Florida 33316

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS

To the Stockholders of Cyalume Technologies Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the following actions were taken pursuant to written consent of holders of a majority of our outstanding common stock (calculated on an as-converted basis) dated June 16, 2015, in lieu of the 2015 annual meeting of stockholders. The following actions will be effective on or about July 27, 2015:

1.	The election of nine members of the board of directors, to serve until the 2016 annual meeting of stockholders or until their successors have been elected and qualified; and

2.	The ratification of the appointment of BDO USA LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015.

This Notice and the attached Information Statement are being circulated to advise the stockholders of certain actions already approved by written consent of the stockholders who collectively hold a majority of the voting power of our common stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the stockholders. Therefore, this Notice and the attached Information Statement are being sent to you for informational purposes only.

By Order of the Board of Directors

/s/ Zivi Nedivi
Zivi Nedivi Chief Executive Officer

July 6, 2015

CYALUME TECHNOLOGIES HOLDINGS, INC.

INFORMATION STATEMENT

Unless otherwise noted, references to “Cyalume,” the “Company,” “we,” “our,” or “us” mean Cyalume Technologies Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 910 SE 17th Street, Suite 300, Fort Lauderdale, Florida 33316; telephone: (954) 315-4939.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

We are furnishing this Information Statement in connection with action taken by stockholders holding a majority of the outstanding shares of our common stock (calculated on an as-converted basis), in lieu of the Company’s 2015 annual meeting of stockholders. On June 16, 2015, stockholders of the Company approved the following actions, following the adoption by our board of directors of resolutions proposing and declaring advisable such actions:

•	The election of nine members of the board of directors, to serve until the 2016 annual meeting of stockholders or until their successors have been elected and qualified; and

•	The ratification of the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

There will not be a 2015 annual meeting of stockholders and none is required under Delaware General Corporation Law, or the DGCL, because these actions have been approved by written consent of the holders of a majority of the outstanding shares of our common stock (calculated on an as-converted basis).

This Information Statement is being mailed on or about July 7, 2015, to the holders of our common stock as of June 16, 2015 (the “Record Date”).

We prepared and distributed this Information Statement.

VOTING AND VOTE REQUIRED

We are not seeking a consent, authorization or proxy from you. Section 228 of the DGCL permits the stockholders of a Delaware corporation to take action without a meeting upon the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the corporation’s certificate of incorporation. Our Fifth Amended and Restated Certificate of Incorporation, as amended, provides that no action that is required or permitted to be taken by our stockholders at an annual or special meeting may be effected by written consent in lieu of a meeting, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors. At a meeting held on June 16, 2015, the Board of Directors approved the taking of the actions described herein by written consent in lieu of an annual meeting.

As of the close of business on the Record Date, we had outstanding 21,400,244 shares of common stock, par value $.001 per share. Each holder of our common stock on that date was entitled to cast one vote for each share of common stock registered in the holder’s name. In addition, as of the Record Date there were (i) 123,097 shares of our Series A preferred stock, par value $.001 per share (“Series A Preferred Stock”) issued and outstanding, each of which is convertible into shares of our common stock based upon its liquidation value (including accrued dividends) divided by a conversion price of $0.14, and (ii) 1,000 shares of our Series B preferred stock, par value $.001 per share (“Series B Preferred Stock”), issued and outstanding, each of which is convertible into 35,713.147 shares of our common stock. Each share of Series A Preferred Stock and Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the share is convertible. Accordingly, there were the equivalent of 92,197,806 shares of common stock enabled to vote as of the Record Date.

Our directors are elected based on a plurality of votes cast. Approval by the holders of at least a majority of the votes cast was required to approve the ratification of BDO USA LLP as our independent registered public accounting firm. By written consent dated June 16, 2015, as permitted by Section 228 of the DGCL, two stockholders of record, US VC Partners, L.P. and Cova Small Cap Holdings, LLC (together, the “Principal Stockholders”), which together own a total of 56,859,478 shares of our common stock (calculated on an as-converted basis), representing a majority of our shares of common stock enabled to vote as of the Record Date (calculated on an as-converted basis), approved the election of nine members of our board of directors and the ratification of BDO USA LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. We are mailing this Information Statement to all stockholders of record as of the Record Date, including those stockholders who did not execute a consent.

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The two matters approved by written consent of our stockholders will be effective 20 days after this Information Statement is mailed.

NOTICE PURSUANT TO SECTION 228

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. Exhibit A to this Information Statement serves as the notice required by Section 228 of the DGCL.

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ELECTION OF DIRECTORS

PROPOSAL NO. 1

The following nine directors were elected by written consent of the Principal Stockholders: Yaron Eitan, Zivi Nedivi, James Schleck, Ji Ham, Jason Epstein, Andrew Intrater, John G. Meyer, Jr., Thomas G. Rebar and Michael Barry. Each of the nine directors was nominated by the Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee. Each will serve until the next annual meeting of stockholders or until their successors are elected and shall qualify.

The following pages set forth the names, ages and director start dates of the persons elected to the board of directors, their respective principal occupations or brief employment history for the past five years and the names of other publicly-held companies of which each serves or has served as a director during the past five years.

Yaron Eitan, 59, has been our Vice Chairman of the Board since December 2008 and was our Chief Executive Officer and President from May 2006 through December 2008. In 1998, Mr. Eitan founded Selway Partners LLC, a holding company focused on technology investments, and has been its President and Chief Executive Officer since that time. From July 2002 to the present, Mr. Eitan has been a member of SCP Private Equity Management Company, LLC, a private equity and venture capital management company. Mr. Eitan is the Chairman and/or board member of several privately-held technology companies. Mr. Eitan holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. We believe that Mr. Eitan’s leadership, business and technology experience qualify him to serve as a director.

Zivi Nedivi, 57, has been our President and Chief Executive Officer since April 2, 2012 and has been our Director since June 2012. Mr. Nedivi was a special advisor from January 2009 to September 2011 and the CEO from March 2008 to December 2008 for Axiom Investment Advisors, LLC, a hedge fund specializing in currencies. Prior to that, from December 2006 to March 2008, he was the COO of Lumenis Ltd, a global leader in medical and aesthetic lasers and light based technology. Mr. Nedivi was the President and CEO of Kellstrom Aerospace, LLC, an industry leader in the airborne equipment segments of the international aviation services aftermarket and its predecessor company, Kellstrom Industries, from 1990 to 2005. He continues to serve as an observer on Kellstrom Aerospace's board of directors. Prior to his business career, Mr. Nedivi served as an F-15 fighter pilot in the Israeli Air Force, where he attained the rank of Major. He is a graduate of the Israel Air Force Academy and holds a Bachelor's degree in business administration from California Coast University. Mr. Nedivi has served as the chief executive officer of several defense industry companies and his military background provides the Board with relevant industry experience, which we believe qualify him to serve as a director.

James Schleck, 46, has served as our Director since December 2012. Mr. Schleck has been the President of Cyalume Specialty Products, Inc., a wholly-owned subsidiary, since September 2011 when his former company, JFC Technologies, LLC was acquired by Cyalume. At JFC he served in various capacities including President and CEO for over 17 years. Mr. Schleck is a former Army Officer and is a graduate of the U.S. Army's Airborne, Air Assault and Ranger Schools. Mr. Schleck holds a BS degree from the United States Military Academy, an MBA from Columbia University and an M.Ed from Rutgers University. We believe that Mr. Schleck’s leadership, business and financial experience qualify him to serve as a director.

Ji Ham, 39, has been our Director since December 2013. Mr. Ham is a Principal of Columbus Nova. Mr. Ham joined Columbus Nova in July 2006. Prior to Columbus Nova, Mr. Ham was a founding member of Hudson Capital Advisors, LLC, a financial advisory firm focused on debt and equity private placements and mergers and acquisitions advisory. Prior to Hudson Capital Advisors, Mr. Ham worked in the Leveraged Finance Group at CIBC World Markets Corp where he worked on a variety of debt and equity capital markets transactions, mergers and acquisitions, and merchant banking / private equity investment transactions for Trimaran Capital Partners, CIBC's private equity fund, and its predecessor funds. Mr. Ham received his B.A. in Business Economics with magna cum laude honor from the University of California at Los Angeles. We believe that Mr. Ham’s financial and business experience qualify him to serve as a director.

Jason Epstein, 41, has been our Director since December 2008. Mr. Epstein has been a Senior Partner of Columbus Nova since 2002. He is currently a Director of Deerfield Capital Corp. (NASDAQ: DFR), a company engaged in investment management and other investing activities. Mr. Epstein received his B.A. from Tufts University in 1996 and currently serves on the Tufts Board of Overseers. Mr. Epstein is one of Cova’s two designees to the Board of Directors. We believe that Mr. Epstein’s leadership and business experience qualify him to serve as a director.

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Andrew Intrater, 53, has been our Director since September 2009. Mr. Intrater is the CEO and Senior Managing Partner of Columbus Nova and serves on the Executive and Investment Committees for Columbus Nova. Mr. Intrater also serves on the Board of Directors for Deerfield Capital Corp. (NASDAQ: DFR), a company engaged in investment management and other investing activities. Mr. Intrater served on the Board of Directors (2007 – 2011) for HQ Sustainable Maritime Industries, Inc. (AMEX: HQS), an integrated aquaculture and aquatic product processing company, with operations based in China's South Sea. Mr. Intrater completed his B.S. in Chemical Engineering at the Rutgers University College of Engineering and graduate studies in Materials Science at the Columbia University School of Mines. Mr. Intrater is one of Cova’s two designees to the Board of Directors. We believe that Mr. Intrater’s leadership, global and business experience qualify him to serve as a director.

John G. Meyer, Jr., 70, has been our Director since June 2011. Mr. Meyer has been since 2003, a Director of The Allied Defense Group, Inc. (OTCQB: ADGI), a multinational defense business, which prior to the sale of substantially all its assets, was focused on the manufacture and sale of ammunition and ammunition related products for use by the U.S. and foreign governments. He was also the Chief Executive Officer of Heckler & Koch, a German small arms manufacturing company, from June 2005 to August 2007; and the Chief Executive Officer of The Allied Defense Group, Inc. from June 2003 to June 2005. Prior to his business career, Mr. Meyer served in the United States Army as its most senior Public Affairs Officer and retiring as a Major General. Mr. Meyer received a Bachelor’s degree from Florida State University and a Masters Degree from Sam Houston State University. Mr. Meyer has served as the chief executive officer and director of several defense industry companies and his military background provides the Board with relevant industry experience, which we believe qualify him to serve as a director.

Thomas G. Rebar, 52, has served as our Director since August 2007. Mr. Rebar has been a Partner of SCP Private Equity Management, LLC since 1996. Mr. Rebar is currently a Director of several privately-held companies. Mr. Rebar has served as the chair of our audit committee since January 2009. Mr. Rebar received his B.S. summa cum laude from the University of Scranton and an M.B.A. from New York University Graduate School of Business Administration. We believe that Mr. Rebar’s leadership, business and financial experience qualify him to serve as a director.

Michael Barry, 58, has been our Director since July 2014. Mr. Barry is the President of Prairie Street Capital, has extensive experience as the CEO of industrial distribution businesses as well as in the global sourcing of products. He was the President and COO of Copperfield Chimney Supply, a national million supplier of proprietary chimney and hearth products to retailers and professional contractors.  Mr. Barry was also the President of Woodard, Inc., a $65 million multi-location manufacturer of casual patio furniture to specialty retailers and mass merchants.  Prior to joining Woodard, Mr. Barry was the President and CEO of Intech EDM, an industrial distributor of consumable materials for Electrical Discharge Machining with operations in six countries. Mr. Barry received his BS from Georgetown University and an MBA, with distinction, from The Wharton School.  Mr. Barry is a CTP (“Certified Turnaround Professional”) and a member of the AICPA and the Illinois CPA Society. We believe that Mr. Barry’s extensive leadership, business and financial experience qualify him to serve as a director.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

Our audit committee has selected, and our Board has ratified the selection of, BDO USA LLP as the independent auditor to perform the audit of our consolidated financial statements for 2015. The Principal Stockholders ratified the selection of BDO USA LLP as our independent auditor for 2015. Although not required by law or our Bylaws, our Board submitted the selection of BDO USA LLP to the Principal Stockholders for ratification as a matter of good corporate practice. Our audit committee may in its discretion select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Background information regarding our directors is set forth under the heading “Election of Directors – Proposal No. 1” above. The following sets forth certain information with respect to each of our executive officers as of the Record Date:

Name	Age	Office
Zivi Nedivi	57	President and Chief Executive Officer
Dale Baker	57	Chief Operating Officer
Michael Bielonko	62	Chief Financial Officer & Secretary

Zivi Nedivi has been our President and Chief Executive Officer since April 2, 2012. Mr. Nedivi came to Cyalume from Axiom Investment Advisors, LLC, a hedge fund specializing in currencies where he was a special advisor and acting CEO from 2009 to 2011 and the CEO from 2008 to 2009. Prior to that, from 2006 to 2008, he was the COO of Lumenis Ltd, a global leader in medical and aesthetic lasers and light based technology. Mr. Nedivi was the President and CEO of Kellstrom Aerospace, LLC, an industry leader in the airborne equipment segments of the international aviation services aftermarket and its predecessor company, Kellstrom Industries, from 1990 to 2005. He continues to serve as an observer on Kellstrom Aerospace's board of directors. Prior to his business career, Mr. Nedivi served as an F-15 fighter pilot in the Israeli Air Force, where he attained the rank of Major. He is a graduate of the Israel Air Force Academy and holds a Bachelor's degree in business administration from California Coast University.

Dale Baker has been our Chief Operating Officer since September 2012. In the five years prior to joining Cyalume, Mr. Baker was the Chief Executive Officer of Selling Source, LLC and the President of both World Avenue Holdings, LLC and Intrepid Investments, LLC. Mr. Baker has an M.B.A. from Duke University’s The Fuqua School of Business and a B.S. in Mechanical Engineering from Virginia Polytechnic & State University.

Michael Bielonko has been our Chief Financial Officer since October 10, 2013. He had been the Company’s Vice President – Finance since April 2013. Prior to that he served as our Chief Financial Officer, Treasurer and Secretary since December 2008 and Chief Financial Officer, Treasurer and Secretary of the Company’s subsidiary CTI since January 2006. Mr. Bielonko has a B.S. and an M.B.A. from the University of Connecticut.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2014, the Board of Directors met 12 times and took action by unanimous written consent on one occasion. All of the directors attended at least 75% of the meetings, except Jason Epstein and James Valentine, who resigned May 29, 2014. Each director is expected to participate, either in person or via teleconference, in meetings of our Board of Directors and meetings of committees of our Board of Directors in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. We do not have a written policy with regard to directors’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the annual meeting. The Board of Directors has determined that Messrs. Eitan, Ham, Epstein, Intrater, Meyer, Rebar and Barry, are each independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and applicable Securities and Exchange Commission (“SEC”) regulations.

Compensation Committee. On January 13, 2009, the Board of Directors formed a Compensation Committee and adopted a written charter. Serving on the Compensation Committee are Yaron Eitan (chairman), Jason Epstein and John G. Meyer, Jr., each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules. The Compensation Committee held two meetings during 2014. The charter is available to security holders on our website, www.cyalume.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews and recommends to the board the compensation for the CEO and non-employee directors of our Company, and reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan and the Cyalume Technologies Holdings, Inc. 2014 Equity Incentive Plan.

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Nominating and Corporate Governance Committee. On January 13, 2009, the Board of Directors formed the Nominating and Corporate Governance Committee and adopted a written charter. Thomas Rebar (Chairman) and Andrew Intrater, each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules, serve on this committee. The Nominating and Corporate Governance Committee’s charter is available to security holders on our website, www.cyalume.com. The Nominating and Corporate Governance Committee did not meet during 2014. The Nominating and Corporate Governance Committee will consider director candidates recommended by security holders. Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined under Rule 5605 of the Listing Rules and applicable SEC regulations. Stockholders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o Cyalume Technologies Holdings, Inc., 910 SE 17th Street, Suite 300, Fort Lauderdale, Florida 33316. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating and Corporate Governance Committee, and/or any other method the Nominating and Corporate Governance Committee deems appropriate, which may, but need not, include a questionnaire. Those suggesting a nominee should include evidence that the writer is a Company stockholder, the name and contact information of the candidate and a statement signed by the candidate that the candidate is willing to be considered for nomination by the committee and wiling to serve as a director, if nominated and elected. The Nominating and Corporate Governance Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a security holder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating and Corporate Governance Committee may retain search firms to assist in identifying suitable director candidates.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

The Company has entered into an investor rights agreement with certain former owners of CTI, a wholly-owned subsidiary of the Company as a result of the acquisition of CTI on December 19, 2008, which allows certain beneficial owners to nominate up to three persons for election to the Board of Directors for so long as a minimum percentage of the Company’s outstanding common stock are owned by such security holders. The terms of the agreement are as follows:

(i) the holders of Cova Small Cap Holdings, LLC’s (“Cova”) investment have the right to nominate two persons for election to the Board of Directors as long as Cova owns 5% of the outstanding stock of the Company; and

(ii) the holders of Kline Hawkes Pacific Friends Fund, LLC and Kline Hawkes Pacific, L.P. (“Kline Hawkes”) have the right to nominate one person for election to the Board of Directors as long as Kline Hawkes owns 5% of the outstanding common stock of the Company.

Andrew Intrater and Jason Epstein are Cova’s current nominees to the Board of Directors. Kline Hawkes does not currently have a nominee to the Board of Directors.

The Company is also party to an amendment agreement, dated December 27, 2012, with JFC and James G. Schleck, individually and in his capacity as representative of the members of JFC, pursuant to which, for so long as JFC and/or Mr. Schleck collectively own at least 10% of the total number of outstanding shares of the Company’s common stock, Mr. Schleck has the right to be named by the Company as a nominee for election to the board of directors each time the Company solicits a vote of its stockholders relating to the election of directors.

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In addition, on November 19, 2013, the Company entered into a Securities Purchase Agreement (the “2013 Purchase Agreement”) with US VC Partners GP, LLC (the “Investor”), pursuant to which it issued 123,077 newly created Series A Convertible Preferred Stock. Until the Investor holds less than 25% of the shares of Series A Preferred Stock purchased by the Investor pursuant to the 2013 Purchase Agreement or 5% of the Common Stock Deemed Outstanding (as defined in the Purchase Agreement), a majority of the outstanding shares of Series A Preferred Stock (which under certain circumstances must include the Investor) (the “Requisite Holders”) are entitled to elect to the Board of Directors the greater of (1) one representative or (2) such greater number of representatives as is proportionate to the total number of directors as is the percentage of the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible relative to the number of shares of Common Stock Deemed Outstanding; provided that the Requisite Holders shall be entitled to elect no more than two representatives to the Board. Until the later of the date on which (1) the Investor holds less than a majority of the outstanding shares of Series A Preferred Stock and (2) the outstanding shares of Series A Preferred Stock represent (on an as-if converted basis) less than 5% of the number of shares of Common Stock Deemed Outstanding, the Requisite Holders will have certain special voting rights as set forth in the Certificate of Designation. Ji Ham is US VC Partners GP, LLC’s current nominee to the Board of Directors.

In addition, on July 30, 2014, the Company entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”) with Cova Small Cap Holdings, LLC (“Cova”), Michael G. Barry and Bayonet Capital Fund I, LLC for the purchase by such investors of an aggregate of 1,000 units of securities of the Company. Pursuant to the terms of the 2014 Purchase Agreement, each of Cova and Mr. Barry will have the right, until such time as its or his “Purchaser Threshold Date” (as defined below), to nominate one individual to the Board of Directors; provided that Cova, together with its affiliates, shall not have the right to nominate, appoint or elect a total of more than three individuals to the Board, pursuant to the 2014 Purchase Agreement and any other agreements or other instruments currently in existence. “Purchaser Threshold Date” means (1) prior to the date that the Company’s Series C Preferred Stock is redeemed in full by the Company in accordance with the terms of the Series C Certificate of Designation, the earlier of the date upon which the applicable investor (together with its affiliates) holds less than 25% of the shares of Series C Preferred Stock purchased by such Investor at the closing of the 2014 Purchase Agreement or 10% of the outstanding Common Stock (on a fully-diluted, as-if converted basis), and (2) after the date that the Series C Preferred Stock is so redeemed in full by the Company, the date upon which the applicable investor (together with its affiliates) holds less than 10% of the outstanding Common Stock (on a fully-diluted, as-if converted basis). On July 30, 2014, Mr. Barry was appointed to the Board, to fill the previously-existing vacancy on the Board, pursuant to this provision.

Executive Committee. On January 13, 2009, the Board of Directors formed an Executive Committee. Yaron Eitan (Chairman), Michael Barry, Ji Ham, Thomas Rebar and Zivi Nedivi serve on this committee. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors. The Executive Committee met four times during 2014.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Thomas G. Rebar (Chairman), Michael Barry and Yaron Eitan serve on this committee. The Audit Committee held five meetings during 2014. The Board of Directors has determined that Thomas G. Rebar is an “audit committee financial expert”. The Board of Directors has determined that each of the members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the Listing Rules.

The Audit Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. The Audit Committee is responsible for retaining and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. The Audit Committee charter is available on our website, www.cyalume.com.

Compensation Committee Interlocks and Insider Participation

During 2014, no current or former officer or employee of CTI, CSP or CTS participated in deliberations of Cyalume’s Board of Directors concerning Executive Officer compensation.

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Board Operations

The positions of principal executive officer and chairman of the Board of Directors of the Company are held by different persons. The chairman of the Board of Directors, an independent director, chairs Board of Director and stockholder meetings and participates in preparing their agendas. The chairman of the Board of Directors also calls, plans, and chairs the independent directors’ executive sessions and serves as a focal point for communication between management and the Board of Directors between Board of Director meetings, although there is no restriction on communication between directors and management. We believe that these arrangements afford the independent directors sufficient resources to supervise management effectively, without being overly engaged in day-to-day operations.

The Board of Directors is responsible for overall supervision of the Company’s risk oversight efforts as they relate to the key business risks facing the organization. Management identifies, assesses, and manages the risks most critical to the Company’s operations on a day-to-day basis and routinely advises the Board of Directors on those matters as the President/CEO and CFO have access to the Board of Directors, attend regular meetings as well as the audit committee meetings. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees, providing oversight as necessary in connection with those efforts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all stockholders have complied with all filing requirements applicable to 10% beneficial owners during the year-ended December 31, 2014.

Code of Ethics

We adopted a code of ethics on January 13, 2009, which is available on our website, www.cyalume.com.

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EXECUTIVE COMPENSATION

Overview

Our executive officers are: Zivi Nedivi, who was appointed our Chief Executive Officer on April 2, 2012, Dale Baker, who has been Chief Operating Officer since September 10, 2012 and Michael Bielonko, who has been Chief Financial Officer, Treasurer and Secretary since October 10, 2013.

Compensation Philosophy

The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results. To this end, we design and manage our programs with the following objectives in mind:

•	Generating significant stockholder value, while practicing good corporate governance,

•	Maximizing the alignment between our short-term and long-term results and executive pay, and

•	Providing market-competitive compensation, while considering our financial resources.

Administration of Executive Compensation Programs

In January 2009, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent Directors which will administer all compensation programs for its officers, key employees, and outside Directors. This Committee works with management to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success. The named Executive Officers have all entered into employment agreements.

The compensation for senior executives is comprised of four elements: a base salary, an annual performance bonus, equity awards and benefits. On March 3, 2009, our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “2009 Plan”). On October 7, 2014, our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2014 Equity Incentive Plan (the “2014 Plan”). The 2014 Plan was approved by stockholders effective as of February 15, 2015. Both the 2009 Plan and the 2014 Plan provide for awards to employees and Directors, and both plans are administered by the Compensation Committee. Awards granted pursuant to the 2009 Plan and the 2014 Plan are described below.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, the Compensation Committee takes into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant incentives and rewards for senior management for improving stockholder value while building us into a successful company, 3) individual performance, 4) how best to retain key executives, 5) our overall performance, 6) our ability to pay and 7) other relevant factors.

All of our executives were involved in decisions relating to their compensation. We believe that executives are fairly compensated.

Employment Agreements

The following discussion summarizes the material terms of current employment agreements with our Executive Officers:

Zivi Nedivi The Company, CTI and East Shore Ventures, LLC (the “Consultant”), a limited liability company owned by Mr. Nedivi, entered into a services agreement (the “Services Agreement”), effective April 2, 2012, which provided that Mr. Nedivi will serve as the Company’s Chief Executive Officer and member of the Company’s board of directors. The Services Agreement had an initial term of three years. Effective as of February 1, 2015, the Company, CTI, a wholly-owned subsidiary of the Company, and Zivi Nedivi entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Nedivi will continue to serve as the Company’s Chief Executive Officer. Mr. Nedivi had previously served in such capacity pursuant to the Services Agreement, which was terminated effective as of February 1, 2015. The material terms of the Employment Agreement are substantially the same as those of the Services Agreement, other than changes to reflect the change from an independent contractor relationship to an employment relationship.

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Under the Services Agreement, the Consultant earned an annual cash fee of $450,000 (the “Cash Fee”), subject to annual increases at the discretion of the Company’s board. The Cash Fee shall increase ten percent (10%) for every $35,000,000 of revenue growth, calculated based on the Company’s fiscal year. The Consultant shall be eligible for the first such increase when annual revenues total at least $105,000,000. The Consultant is also eligible for bonus consideration based on certain predetermined annual performance targets (“Annual Performance Targets”). If the Company’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year. If the Company’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which the Company’s performance exceeds the Annualized Performance Targets for such fiscal year. If the Company’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which the Company’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Consultant shall not be eligible for any bonus for a given fiscal year in which the Company’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year.

The Employment Agreement has an initial term of three years and continues thereafter for successive one-year periods unless and until terminated by either party upon 60 days’ written notice prior to the agreement’s anniversary/expiration date, or until otherwise terminated by either party. Mr. Nedivi will receive an annual base salary of $450,000 for the term of the Employment Agreement, subject to annual adjustments at the sole discretion of CTI’s board of directors. Mr. Nedivi is also eligible to receive an annual bonus based on certain predetermined yearly performance targets (“Annual Performance Targets”). If CTI’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of Mr. Nedivi base salary in effect as of the end of such fiscal year. If CTI’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of Mr. Nedivi base salary in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which CTI’s performance exceeds the Annualized Performance Targets for such fiscal year. If CTI’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of Mr. Nedivi base salary in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which CTI’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Mr. Nedivi shall not be eligible for any bonus for a given fiscal year in which CTI’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year.

The Consultant initially received an option to purchase up to 1,036,104 shares of the Company’s common stock at an exercise price per share of $1.50 (the “Initial Nedivi Option”). The Initial Nedivi Option became exercisable annually in five equal installments on each of the first five anniversaries of the approval of the issuance of the Initial Nedivi Option. In November 2014, that option was cancelled and replaced with an option, issued directly to Mr. Nedivi, to purchase 5,015,891 shares of the Company’s common stock at an exercise price per share of $0.09 (the “Nedivi Option”), subject to the effectiveness of the adoption of the Plan and the Amendment. The Nedivi Option shall be subject to vesting over four years from the date of grant, in four equal annual installments commencing on the first anniversary of the date of grant with the final installment occurring on the fourth anniversary of the date of grant, provided that the Nedivi Option shall not vest until the Company’s senior debt and junior debt have both been re-financed such that the total cost of new money shall not exceed 25% per annum including cash and PIK interest and the cost of warrants (unless such threshold is subsequently increased by the Board). This contingency to the vesting of the Nedivi Option was satisfied on May 18, 2015, upon the Company’s entry into a new credit agreement. Additionally, the Nedivi Option shall vest in full upon the sale of the Company for at least $35 million of enterprise value. If neither a qualified refinancing nor a qualified sale of the Company, as described above, occurs then no portion of the Nedivi Option shall vest.

In the event Mr. Nedivi’s employment under the Employment Agreement is terminated by the Company without Cause or by non-renewal, or by Mr. Nedivi for Good Reason, in addition to the amounts accrued to him, Mr. Nedivi would be entitled to receive continued payment of his base salary then in effect for a six-month period, subject to Mr. Nedivi signing a release of claims in favor of the Company and its affiliates.

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During the term of the Employment Agreement and for a period of two years thereafter, Mr. Nedivi is subject to non-solicitation and non-competition provisions. Mr. Nedivi is also subject to confidentiality provisions both during and after his employment with CTI.

Pursuant to the services agreement, subject to limitations imposed by law, the Company and CTI shall indemnify and hold harmless Consultant and Mr. Nedivi to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Consultant and/or Mr. Nedivi was or is a party or is threatened to be made a party by reason of the fact that Consultant and/or Mr. Nedivi is or was an officer, employee or agent of a member of the Company or any Company subsidiary, or by reason of anything done or not done by Consultant and/or Mr. Nedivi in any such capacity or capacities, provided that Consultant and/or Mr. Nedivi, as applicable, acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner it or he reasonably believed to be in or not opposed to the best interests of the Company or any Company subsidiary, and, with respect to any criminal action or proceeding, had no reasonable cause to believe it or his conduct was unlawful.

Dale Baker Mr. Baker’s employment agreement, effective September 10, 2012, provides that Mr. Baker will be employed as CTI’s Chief Operating Officer. The contract has an initial term of three years and shall continue for successive one-year periods unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Baker receives an annual base salary of $350,000, subject to annual adjustments at the sole discretion of the board of directors. The base salary shall increase ten percent (10%) for every $35,000,000 of revenue growth, calculated based on the Company’s fiscal year. Mr. Baker shall be eligible for the first such increase when annual revenues total at least $105,000,000. Annually, Mr. Baker is entitled to a cash bonus of up to 90% of annual base salary based on the achievement of certain performance targets, all determined by the board of directors. If Mr. Baker voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term, Mr. Baker is entitled to severance of an amount equal to six months of his annual base salary.

Mr. Baker also received an initial option to purchase up to 350,000 shares of the Company’s common stock at an exercise price per share of $1.50 (the “Initial Baker Option”). The Initial Baker Option became exercisable annually in five equal installments on each of the first five anniversaries of the approval of the issuance of the Initial Baker Option. In November 2014, the Initial Baker Option was cancelled and replaced with an option to purchase 1,504,767 shares of the Company’s common stock at an exercise price per share of $0.09 (the “Baker Option”), subject to the effectiveness of the adoption of the Plan and the Amendment. The Baker Option shall be subject to vesting over four years from the date of grant, in four equal annual installments commencing on the first anniversary of the date of grant with the final installment occurring on the fourth anniversary of the date of grant, provided that the Baker Option shall not vest until the Company’s senior debt and junior debt have both been re-financed such that the total cost of new money shall not exceed 25% per annum including cash and PIK interest and the cost of warrants (unless such threshold is subsequently increased by the Board). This contingency to the vesting of the Baker Option was satisfied on May 18, 2015, upon the Company’s entry into a new credit agreement. Additionally, the Baker Option shall vest in full upon the sale of the Company for at least $35 million of enterprise value. If neither a qualified refinancing or a qualified sale of the Company, as described above, occurs then no portion of the Baker Option shall vest.

Michael Bielonko Mr. Bielonko’s employment agreement, effective October 10, 2013, provides that Mr. Bielonko will be employed as CTI’s Chief Financial Officer. The contract has an initial term expiring on December 31, 2014 unless extended in writing by the mutual agreement of the parties or unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Bielonko receives an annual base salary of $187,000. Mr. Bielonko is entitled to a minimum cash bonus of at least $100,000, payable in 2015, for successfully fulfilling conditions in his agreement. If Mr. Bielonko is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term or he voluntarily resigns, Mr. Bielonko is entitled to severance of an amount equal to six months of his annual base salary. If Mr. Bielonko is terminated without cause pursuant to a change in control, he is entitled to receive an amount equal to six months of his annual base salary in addition to his other severance benefits. As of December 31, 2014, the employment agreement effective October 10, 2013 expired; Mr. Bielonko continues to serve as the CFO on an agreed upon day-to-day basis until such time as he is replaced or a new agreement is entered into. On May 26, 2015, the Company announced that it is conducting a search for a new chief financial officer to replace Michael Bielonko, who has notified the Company that he intends to retire.

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Employee Benefits Plans

Pension Benefits

We do not sponsor any qualified or non-qualified pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. We sponsor a tax qualified defined contribution 401(k) plan in which employees of CTI who have reached the age of 18 are eligible for participation after completing the earlier of (i) three consecutive months of service or (ii) one year of service may participate.

Severance Arrangements

Assuming the employment of our named executive officers were to be terminated without cause, each as of December 31, 2014, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

	Cash Severance
	No Change in Control	Change in Control
Zivi Nedivi	$225,000	$225,000
Dale Baker	$175,000	$175,000
Michael Bielonko	$93,500	$187,000

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by death or disability, other than the payment of accrued but unpaid annual salary and bonus, if any, and reimbursement of accrued but unpaid business expenses.

Summary Compensation Table

The following table shows information concerning the annual compensation in 2014 and 2013 for services provided to us by each person who served as our Chief Executive Officer during 2014 and our two other executive officers during 2014.

Name and Principal Position	Year	Salary ($)	Earned Bonus ($)		Option Awards ($) (1)		All Other Compensation ($)	Total Compensation ($)
Zivi Nedivi,	2014	431,250	—		—	(3)	—	431,250
President & CEO	2013	450,000	—		—		—	450,000

Dale Baker,	2014	342,613	—		—	(3)	774	343,387
COO	2013	355,467	—		—		—	355,467

Michael Bielonko,	2014	187,000	100,000	(2)	27,279		14,496	328,775
CFO & Secretary	2013	187,000	100,000	(2)	37,124		12,701	336,825

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(1)	The amounts in this column reflect the aggregate full grant date fair value of each award computed in accordance with ASC Topic 718, Compensation-Stock Compensation. This is not necessarily representative of the value received. The executive officers can only realize value from stock options if the market price of Cyalume stock increases above the exercise price of the options.

(2)	Represents a stay bonus paid pursuant to the terms of Mr. Bielonko’s employment agreement.

(3)	Due to the performance-based conditions associated with this award, the fair value is zero as of this date.

Equity Compensation Awards

On November 21, 2014, the Compensation Committee of the Board of Directors authorized 5,015,891 stock options to Zivi Nedivi, 1,504,767 stock options to Dale Baker and 324,729 stock options to Michael Bielonko, in each case subject to the effectiveness of the adoption of the 2014 Plan.

Outstanding Equity Awards at December 31, 2014

	Option Awards						Stock Awards
	Equity Incentive Plan Awards:						Equity Incentive Plan Awards:
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($) (1)	Number of unearned shares that have not vested (#)	Market or payout value of unearned shares that have not vested ($)
Zivi	—	5,015,891	—	(1)	$0.09	11/21/2024	—	—	—	—
Nedivi

Dale	—	1,504,767	—	(2)	$0.09	11/21/2024	—	—	—	—
Baker

Michael	4,950	19,799	—	(3)	$1.66	1/7/2023	—	—	—	—
Bielonko	—	324,749	—	(4)	$0.09	11/21/2024	—	—	—	—

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(1)	These options were granted on November 21, 2014, subject to the effectiveness of the adoption of the 2014 Plan, and vest in the following increments: 1,253,973 on 11/21/2015, 2016 and 2017 and 1,253,972 on 11/21/2018.
(2)	These options were granted on November 21, 2014, subject to the effectiveness of the adoption of the 2014 Plan, and vest in the following increments: 376,192 on 11/21/2015, 2016 and 2017 and 376,191 on 11/21/2018.
(3)	These options vest in the following increments: 4,950 on 1/1/2014, 2015, 2016 and 2017 and 4,949 on 1/1/2018.
(4)	These options were granted on November 21, 2014, subject to the effectiveness of the adoption of the 2014 Plan, and vest in the following increments: 81,187 on 11/21/2015, 2016 and 2017 and 81,188 on 11/21/2018.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2014, certain information as to the equity compensation plan of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	3,826,664	$0.87	(2)	8,429,752
Equity compensation plans not approved by security holders	0	0		0
Total	3,826,664	$0.87		8,429,752

(1)	Consists of the Company’s Amended 2009 Omnibus Securities and Incentive Plan and the 2014 Equity Incentive Plan (adopted by stockholders effective February 15,2015).
(2)	Weighted Average exercise price of outstanding options; excludes restricted stock.

Director Compensation

Our director compensation policy for 2014 was to provide each non-employee director with an option award of 20,000 shares of common stock plus an additional amount as determined by the Compensation Committee of the Board on an individual basis based on an evaluation of a director’s contribution, giving recognition to chairing the Board or various committees. The following options were awarded in 2014: Winston Churchill: 57,500; Yaron Eitan: 97,500; Jason Epstein: 57,500; Andrew Intrater: 50,000; John G. Meyer, Jr.: 165,000; Thomas G. Rebar: 137,500; Ji Ham: 20,000; James Schleck: 20,000 and Michael Barry: 20,000. There were no stock awards made in 2014. No compensation was paid to non-employee directors. All directors are reimbursed for travel and other expenses directly related to activities as directors.

The following table provides compensation information for our non-employee directors for 2014.

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Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)	Total Number of Option Awards Outstanding at December 31, 2014 (#)
Winston Churchill(2)	—	—	$4,830	$4,830	95,000
Yaron Eitan	—	—	$8,190	$8,190	135,000
Jason Epstein	—	—	$4,830	$4,830	95,000
Andrew Intrater	—	—	$4,200	$4,200	80,000
John G. Meyer, Jr.	—	—	$13,860	$13,860	270,000
Thomas G. Rebar	—	—	$11,550	$11,550	175,000
Michael Barry (3)	—	—	$1,680	$1,680	20,000
James Schleck	—	—	$1,680	$1,680	20,000
Ji Ham	—	—	$1,680	$1,680	20,000

(1)	The amounts reflect the amounts recognized in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the year ended December 31, 2013 included in our annual report on Form 10-K for the year ended December 31, 2014.
(2)	On August 6, 2014, Mr. Winston Churchill resigned from the Board of Directors.
(3)	On July 30, 2014, Mr. Michael Barry joined the Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information as to the stock ownership of (i) each person known by the Company to own beneficially more than five percent of the Company’s Common Stock, (ii) each of the Company’s current directors and those nominees standing for election, (iii) each of the Company’s executive officers, and (iv) the Company’s executive officers and directors as a group. Except otherwise set forth in the notes to the table, the business address of each stockholder is c/o the Company, 910 SE 17th St., Suite 300, Fort Lauderdale, FL 33316. Information provided as to 5% stockholders other than our employees or management is based solely on forms 13D or 13G filed with the Securities and Exchange Commission and subsequent issuances by the Company.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of convertible preferred stock, options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 21,400,244 shares outstanding as of the Record Date.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Common Stock
Ji Ham (2)	20,000	*
Yaron Eitan (3)	1,232,332	5.7%
Jason Epstein (4)	95,000	*
Andrew Intrater (5)	56,939,478	76.3%
John G. Meyer, Jr. (6)	270,915	1.3%
Zivi Nedivi (7)	0	0%
Thomas G. Rebar (8)	350,137	1.6%
James Schleck (9)	7,275,284	28.5%
Michael Barry (10)	14,126,693	39.8%
Dale Baker(11)	0	0%
Michael Bielonko (12)	96,731	*
Cova Small Cap Holdings, LLC (4)(5)(13)	21,779,839	55.2%
Kline Hawkes Pacific Advisors, LLC (14)	2,273,434	10.6%
US VC Partners, L.P.(15)	35,079,639	62.1%
All Directors and Executive Officers as a group (11 persons)	80,268,570	86.2%

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*	Less than 1%.

(1)	The business address of each of our current officers and directors is 910 SE 17th St., Suite 300, Fort Lauderdale, FL 33316.

(2)	Consists of options to purchase shares of common stock. Excludes shares beneficially owned by US VC Partners, LP (“US VC”), as described in footnote (15). Mr. Ham was appointed to the Board pursuant to the rights granted to US VC under the terms of the Certificate of Designations of the Company’s Series A Convertible Preferred Stock, in connection with US VC’s equity investment in the Company consummated on November 19, 2013. Mr. Ham disclaims beneficial ownership of the shares held by US VC.

(3)	Consists of (i) 608,999 shares of common stock held directly, (ii) options to purchase 135,000 shares of common stock held directly, (iii) 483,333 shares of common stock held by Selway Capital, LLC, Mr. Eitan is the Manager of Selway Capital, LLC and (iv) 5,000 shares of common stock held by Mr. Eitan’s child.

(4)	Excludes shares beneficially owned by Cova Small Cap Holdings, LLC (“Cova”), as described in footnote (13). Mr. Epstein directly holds an option to purchase 95,000 shares of our Common Stock; however, pursuant to a privately negotiated agreement with Cova, Mr. Epstein has agreed to transfer ownership of all common stock underlying the stock option to Cova upon exercise of the stock option. Cova is an affiliate of Renova U.S. Management LLC, in which Mr. Epstein serves as a Manager and participates in a profit sharing plan. Mr. Epstein disclaims beneficial ownership of the shares held by Cova.

(5)	Includes shares beneficially owned by Cova, as described in footnote (13), and shares beneficially owned by US VC, as described in footnote (15). Also includes a stock option to purchase 80,000 shares of common stock held of record by Mr. Intrater. Mr. Intrater, as chief executive officer of Cova, may be deemed to beneficially own the securities held by Cova. Mr. Intrater is also the Special Managing Member of US VC Partners Management, LLC, which manages US VC Partners GP, LLC (“GP”), the sole general partner of US VC and, therefore, may be deemed to beneficially own the securities held by US VC. Mr. Intrater disclaims beneficial ownership over the securities held by Cova and US VC, except to the extent of his pecuniary interest therein, if any.

(6)	Includes options to purchase 270,000 shares of common stock.

(7)	Does not include shares issuable pursuant to the terms of the Nedivi Option, which are not yet exercisable.

(8)	Consists of: (i) options to purchase 175,000 shares of common stock and (ii) 175,137 shares of common stock.

(9)	Based on information contained in a Schedule 13D/A filed on May 28, 2015, by James Schleck, JFC Technologies, LLC and Bayonet Capital Fund I, LLP. Consists of: (i) 250 shares of common stock held directly by Mr. Schleck; (ii) options to purchase 100,000 shares held by Mr. Schleck that are currently exercisable; (iii) 3,478,943 shares of common stock owned by JFC Technologies, LLC (“JFC”); (iv) 4,776 shares of common stock that are issuable to JFC upon the conversion, at the option of JFC, of 20 shares of Series A Preferred Stock; and (v) 3,571,315 shares of common stock issuable upon the conversion of 100 shares of Series B Preferred Stock owned by Bayonet Capital Fund I, LLC (“Bayonet”). Mr. Schleck is the Chief Executive Officer of JFC and Bayonet and, as such, may be deemed to beneficially own the securities held by them. Mr. Schleck disclaims beneficial ownership over the securities held by JFC and Bayonet, except to the extent of his pecuniary interest therein, if any.

(10)	Based on information contained in a Form 3 filed on August 7, 2014, by Michael Berry. Consists of (i) 20,000 shares of common stock issuable upon exercise of an option held by Mr. Barry and (ii) shares of common stock issuable upon the conversion of 395 shares of Series B Preferred Stock owned by the Michael G. Barry Irrevocable Trust of 2006, a trust for the benefit of Mr. Barry and Mr. Barry’s children. Mr. Barry’s spouse is trustee of the trust. Mr. Barry disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

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(11)	Does not include shares issuable pursuant to the terms of the Baker Option, which are not yet exercisable.

(12)	Consists of: (i) 86,831 shares of common stock and (ii) options to purchase 9,900 shares of common stock.

(13)	Based on information contained in a Schedule 13D/A filed on August 19, 2014, by Cova, Andrew Intrater, Renova US Holdings Ltd, Columbus Nova Investments IV Ltd, CN Special Opportunity Fund Ltd. and CN Credit Opportunities Fund 2007-1 Ltd. Consists of 3,744,700 shares of common stock and 18,035,139 shares of common stock issuable upon the conversion of 505 shares of Series B Preferred Stock. Cova’s business address is 900 Third Avenue, 19th Floor, New York, NY 10022.

(14)	Based on information contained in a Schedule 13D/A filed on January 22, 2009. Kline Hawkes’ business address is 11726 San Vicente Blvd., Suite 300, Los Angeles, CA 90049.

(15)	Based on information contained in a Schedule 13D/A filed on August 19, 2014, by US VC, US VC Partners Management, LLC and Andrew Intrater. Consists of shares of common stock issuable upon the conversion of 123,077 shares of Series A Preferred Stock. US VC has a number of officers in common with Cova. US VC’s business address is 900 Third Avenue, 19th Floor, New York, NY 10022.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Debt

In 2011, CSP entered into a market-based lease for property in Bound Brook, New Jersey, from Brook Industrial Park, LLC, an entity that is wholly owned by Mr. Schleck, a member of our board. The term of the lease expires on August 31, 2016 (subject to renewal options). The monthly rent payable under the lease was $24,000 from September 1, 2011 through August 2013, and was adjusted to $30,000 per month beginning September 1, 2013 to reflect the changes of average cost per square foot as reported by Newmark Knight and Frank in their 2nd Quarter New Jersey Industrial Market Report, Average Asking Rate for Somerset County.

In December 2012, we incurred an unsecured promissory note in the original principal amount of $2,100,000. On November 19, 2013 the note was amended whereby interest accrues on the principal at the rate of 12% per annum, retroactive to the date of the original note in December 2012. The note was payable in full on the earlier of December 16, 2016 or upon the refinancing of the Company’s existing indebtedness (subject to the availability of at least $5,000,000 in available credit after such repayment), and was paid in full on May 18, 2015, upon the Company’s entry into a new credit agreement. Up to $1 million of the principal amount was convertible, at the option of the holder, into shares of Series A Preferred Stock equal to the amount converted divided by $32.50 (subject to certain adjustments based on changes in capitalization affecting the Series A Preferred Stock). On July 30, 2014, in connection with the financing consummated by us on that date (as described below), we entered into a Consent and Waiver Agreement pursuant to which, among other things, the provisions in the unsecured promissory note that had provided that, upon conversion of the first $499,980 of principal of the note, the holder would receive warrants to purchase the Company’s common stock and warrants to purchase shares of Series A Preferred Stock were deleted. The lender is a related party due to the lender being partially owned by James Schleck, a board member.

July 2014 Financing

On July 30, 2014, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Cova Small Cap Holdings, LLC (“Cova”), Michael G. Barry and Bayonet Capital Fund I, LLC (each, an “Investor”) for the purchase by the Investors of an aggregate of 1,000 units of securities of the Company (the “Units”) for an aggregate purchase price of $2.0 million (or $2,000.00 per Unit), with each Unit comprising (1) one share of Series B Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series B Preferred Stock”), and (2) one share of Series C Preferred Stock of the Company, par value $0.001 per share (the “Series C Preferred Stock”). 900 of the Units were sold on July 30, 2014, and the remaining 100 Units were sold on August 4, 2014. $250,000 of the purchase price paid by Cova for its Units was paid by means of the satisfaction and cancellation in full of the indebtedness of the Company to Cova incurred on July 10, 2014, in the original principal amount of $250,000.

The shares of Series B Preferred Stock have the rights and preferences set forth in the Certificate of Designation of Series B Convertible Preferred Stock which was filed by the Company with the Secretary of State of the State of Delaware on July 30, 2014 (the “Series B Certificate of Designation”). Pursuant to the Series B Certificate of Designation, each share of Series B Preferred Stock ranks senior to the Company’s common stock (the “Common Stock”) and the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company. Upon the Company’s liquidation, sale to or merger with another corporation or other “Change of Control” (as such term is defined in the Series B Certificate of Designation), each share of Series B Preferred Stock would be entitled to a liquidation preference in an amount equal to the amount per share that would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such event in accordance with the terms of the Series B Certificate of Designation, excluding for purposes of such calculation the liquidation preference payable to the holders of Series A Preferred Stock. Holders of the Series B Preferred Stock are entitled to convert at any time all or any portion of the shares of Series B Preferred Stock into a number of shares of Common Stock initially equal to 35,713.147 shares of Common Stock per share of Series B Preferred Stock (the “Conversion Number”), such that the 1,000 shares of Series B Preferred Stock issued pursuant to the Purchase Agreement will initially be convertible into a number of shares of Common Stock representing approximately 40% of the total number of shares of Common Stock outstanding, calculated on a fully-diluted basis, assuming the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock. The Conversion Number is subject to customary adjustments, including for dividends, stock splits and other reorganizations affecting the Common Stock. In addition, the Conversion Number is subject to anti-dilution protections such that, subject to certain exceptions, if the Company issues or sells shares of Common Stock or other equity securities for no consideration or for consideration that is based on an equity valuation of the Company of less than $2 million in the aggregate, the Conversion Number will be increased to a number such that the Series B Preferred Stock will continue to be exercisable for 40% of the total number of shares of Common Stock outstanding, calculated on a fully-diluted, as-converted basis. Each share of Series B Preferred Stock will automatically convert into shares of Common Stock on the tenth anniversary of its original issuance date, at the then-current Conversion Number. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible and will be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

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The shares of Series C Preferred Stock have the rights and preferences set forth in the Certificate of Designation of Series C Preferred Stock which was filed by the Company with the Secretary of State of the State of Delaware on July 30, 2014 (the “Series C Certificate of Designation”). Pursuant to the Series C Certificate of Designation, each share of Series C Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company. Upon the Company’s liquidation, sale to or merger with another corporation or other “Change of Control” (as such term is defined in the Series C Certificate of Designation), each share of Series C Preferred Stock would be entitled to a liquidation preference equal to the greater of (1) $3,000 per share or (2) $2,000 per share plus any accrued but unpaid dividends, in each case subject to customary adjustments as set forth in the Series C Certificate of Designation (the “Liquidation Value”). Holders of the Series C Preferred Stock are entitled to cumulative quarterly dividends at a rate of 12% per annum, calculated based on an assumed price of $2,000 per share, payable in cash or in kind; provided that to the extent not paid in cash or by issuance of additional shares of Series C Preferred Stock on the last day of each calendar quarter (a “Dividend Payment Date”), all accrued dividends on any outstanding shares of Series C Preferred Stock shall accumulate and compound. In the event the Company has not paid in cash or by the issuance of additional shares of Series C Preferred Stock all accrued dividends on a Dividend Payment Date, at the election of holders of at least 75% of the outstanding shares of Series C Preferred Stock (the “Requisite Holders”), all such dividends accruing on the shares of Series C Preferred Stock will be paid in shares of Series C Preferred Stock. From and after the fifth anniversary of the issuance of the shares of Series C Preferred Stock, the Requisite Holders will have the right to elect to cause the Company to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series C Preferred Stock, for a price per share equal to the Liquidation Value for such shares. In addition, the Company has the right to redeem at any time, out of funds legally available therefor, all or any portion of the then outstanding shares of Series C Preferred Stock, for a price per share equal to the Liquidation Value for such shares. The Series C Preferred Stock is not convertible into Common Stock or other securities of the Company, and does not have any voting rights.

Pursuant to the terms of the Purchase Agreement, each of Cova and Mr. Barry will have the right, until such time as its or his “Purchaser Threshold Date” (as defined below), to nominate one individual to the Company’s board of directors (the “Board”); provided that Cova, together with its affiliates, shall not have the right to nominate, appoint or elect a total of more than three individuals to the Board, pursuant to the Purchase Agreement and any other agreements or other instruments currently in existence (including the Restated Series A Certificate of Designation, as defined below). “Purchaser Threshold Date” means (1) prior to the date that the Series C Preferred Stock is redeemed in full by the Company in accordance with the terms of the Series C Certificate of Designation, the earlier of the date upon which the applicable Investor (together with its affiliates) holds less than 25% of the shares of Series C Preferred Stock purchased by such Investor at the Closing (as defined below) or 10% of the outstanding Common Stock (on a fully-diluted, as-if converted basis), and (2) after the date that the Series C Preferred Stock is so redeemed in full by the Company, the date upon which the applicable Investor (together with its affiliates) holds less than 10% of the outstanding Common Stock (on a fully-diluted, as-if converted basis). On July 30, 2014, Mr. Barry was appointed to the Board, to fill the previously-existing vacancy on the Board, pursuant to this provision.

In connection with the closing of the sale of Units pursuant to the Purchase Agreement (the “Closing”), the Company, US VC Partners, L.P. (the “Series A Investor”) and JFC Technologies, LLC (“JFC”) entered into a Consent and Waiver Agreement (the “Consent Agreement”) pursuant to which, among other things, the Series A Investor provided certain consents and waived certain rights under the documents related to its acquisition of shares of Series A Preferred Stock (the “Series A Financing”), in order to facilitate the sale of Units pursuant to the Purchase Agreement. In addition, the Series A Investor agreed to the termination of all of the warrants issued to it in connection with the Series A Financing, and JFC agreed to amend the amended and restated promissory note, dated November 19, 2013, between the Company and JFC, in the original principal amount of $2,100,000, as described above.

Also in connection with the Closing, the Certificate of Designation of the Series A Preferred Stock was amended and restated to modify the rights and preferences of the Series A Preferred Stock, as set forth in the Amended and Restated Certificate of Designation of the Series A Preferred Stock which was filed by the Company with the Secretary of State of the State of Delaware on July 30, 2014 (the “Restated Series A Certificate of Designation”). Among other things, the Restated Series A Certificate of Designation (1) reduced the number of authorized shares of Series A Preferred Stock from 800,000 to 300,000, (2) reduced the “Conversion Price” applicable to the Series A Preferred Stock from $0.65 per share to $0.13664587 per share, (3) removed all references to the warrants originally issued by the Company in connection with the issuance of the shares of Series A Preferred Stock, (4) increased the threshold of shares of Common Stock which the Series A Investor must continue to hold for the holders of Series A Preferred Stock to retain the right to elect to the Board one or more representatives, from 5% of the Common Stock deemed outstanding (on a fully diluted, as-if converted basis) to 10%, and (5) modified the dividend provisions of the Series A Preferred Stock to provide that dividends may only be paid on the Series A Preferred Stock in cash if cash dividends are also paid on the outstanding shares of Series C Preferred Stock on the same Dividend Payment Date.

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Also on July 30, 2014 and in connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company granted four long-form registrations and unlimited piggy-back registrations to the Investors, subject to certain limitations as set forth in the Registration Rights Agreement, to register the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

Mr. Barry assigned his right to receive the shares of Series B Preferred Stock under the Purchase Agreement to the Michael G. Barry Irrevocable Trust of 2006 (the “Barry Trust”), a trust of which Mr. Barry’s wife serves as the trustee. Accordingly, the Company issued the shares of Series B Preferred Stock otherwise issuable to Mr. Barry under the Purchase Agreement to the Barry Trust, and the Barry Trust signed a joinder to the Purchase Agreement and Registration Rights Agreement.

Cova is a significant stockholder of the Company. Two members of the Board are affiliated with, and designees of, Cova (and a third member of the Board is a designee of the Series A Investor, an entity with which Cova has a number of officers in common). Both Bayonet Capital Fund I, LLC and JFC are controlled by James G. Schleck, a member of the Company’s board of directors (and JFC is also a significant stockholder of the Company).

Management Agreement with Board Member

On October 1, 2009, we entered into an agreement with Selway Capital, LLC (“Selway”) that provides for (but is not limited to) the following services to be performed by Selway on our behalf:

•	Strategic development and implementation as well as consultation to our chief executive officer on a regular basis as per his reasonable requests;
•	Identifying strategic partners with companies with which Selway has relationships and access. In this connection, Selway will focus on building partnerships with companies in Israel, Singapore, India and Europe. The focus will be on the expansion of our munitions business;
•	Advise and support us on our investor relations strategy;
•	Advise and support our future fund raising, including identifying sources of capital in the United States; and
•	Support our mergers and acquisitions strategy and play an active role in our due diligence and analysis.

The agreement stipulates that these services would be performed by Yaron Eitan, an employee of Selway and a member of our Board of Directors, with assistance, as needed, from other employees of Selway. The initial agreement, which expired on October 1, 2012, was extended through December 31, 2013. Subsequently a new agreement was entered into that was to expire on December 31, 2015. Under that agreement, we indemnified Selway and Selway indemnified us against certain losses that could be incurred while carrying out its obligations under the agreement. Selway’s compensation for these services was $11,000 per month. We also reimbursed Selway for costs incurred specifically on our behalf for these services. The agreement was terminated effective March 31, 2014.

It is the Company’s policy to not enter any transaction (other than compensation arrangements in the ordinary course) with any director, executive officer, employee, or principal stockholder or party related to them, unless authorized by a majority of the directors having no interest in the transaction, upon a favorable recommendation by the Audit Committee (or a majority of its disinterested members).

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements and the qualification and independence of the Company’s independent registered public accounting firm. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. With respect to the audit of the Company’s financial statements for the year ended December 31, 2014, the Audit Committee has reviewed and discussed the audited financial statements with management; has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully Submitted by the Audit Committee:

Thomas G. Rebar (Chairman)

Yaron Eitan.

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Principal Accountant Fees and Services

BDO USA, LLP audited our consolidated financial statements for the years ended December 31, 2014 and 2013. BDO USA, LLP is our principal accountant as of December 31, 2014.

The following table sets forth the aggregate fees billed by BDO USA, LLP for professional services rendered during the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit fees (1)	$259,092	$331,900
Audit-related fees (2)	-	-
Tax fees (3)	-	-
All other fees (4)	-	-
Total fees	$259,092	$331,900

(1)	Audit fees were primarily related to our financial statement audits, related quarterly reviews and review of various SEC Forms filed during the period.

(2)	There were no fees for audit-related services provided during the period.

(3)	There were no tax related services provided during the period.

(4)	There were no other services provided during the period.

ADDITIONAL INFORMATION

We are subject to the information of the Exchange Act and, in accordance with the requirements of the Exchange Act, file reports and other information with the Securities and Exchange Commission (the “SEC”). Copies of these reports and other information may be viewed at the SEC’s website at www.sec.gov.

STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING

Any stockholder proposal intended to be included in the Company’s proxy statement and form of proxy for presentation at the 2016 annual meeting of stockholders pursuant to Rule 14a-8 (“Rule 14a-8”), as promulgated under the Securities Exchange Act of 1934, must be received by the Company not later than January 1, 2016.

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DISTRIBUTION OF INFORMATION STATEMENT

The cost of distributing this Information Statement has been borne by us. The distribution will be made by mail.

By Order of the Board of Directors

/s/ Zivi Nedivi
Zivi Nedivi
Chief Executive Officer

July 6, 2015

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Exhibit A

CYALUME TECHNOLOGIES HOLDINGS, INC.

NOTICE PURSUANT TO SECTION 228

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

July 6, 2015

To the Stockholders of Cyalume Technologies Holdings, Inc.:

The purpose of this letter is to notify you that certain actions have been taken by written consent of the stockholders of Cyalume Technologies Holdings, Inc. (the “Company”) pursuant to Section 228 of the Delaware General Corporation Law. Section 228 permits a Delaware corporation to take a corporate action that requires stockholder approval without holding a stockholders meeting if the corporation: (a) obtains the written consent of those stockholders who would have been entitled to cast at least the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting and (b) gives prompt notice of the corporate action to those stockholders who do not consent in writing.

Accordingly, this letter constitutes notice that, by written consent dated June 16, 2015, the stockholders of the Company, as of the record date of June 16, 2015, who would have been entitled to cast at least the minimum number of votes necessary to authorize such action at a meeting of stockholders authorized the following actions:

1. The election of nine members of the board of directors, to serve until the 2016 annual meeting of stockholders or until their successors have been elected and qualified; and

2. The ratification of the appointment of BDO USA LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015.

Sincerely,

/s/ Zivi Nedivi

Zivi Nedivi

Chief Executive Officer